September 16, 2014

Ms. Samantha Gallagher
6004 Kirby Road
Bethesda, MD 20817

Dear Samantha:

On behalf of First Potomac Realty Trust, I am pleased to offer you the position of Executive Vice President, General Counsel and Secretary subject to your election by the Board of Trustees. In your role as Executive Vice President, General Counsel and Secretary, you will be the chief legal officer of the Company and member of and advisor to the executive leadership team and advisor to the Board of Trustees, reporting to the CEO. We view your addition as an important step in our continued growth and development, and are excited at the prospect of you joining our team.

Start Date:        September 29, 2014 or a mutually agreed upon date.

Compensation:

•	$300,000/year (paid in bi-weekly pay periods per the Company’s regular pay practices). Your base compensation will be reviewed again in March, 2015.

•
Participation in the EVP short-term incentive plan with an annual target award of 80% of your base salary prorated from hire date. Actual incentives will be based on corporate performance achievement, departmental performance and individual performance based on mutually agreed upon goals that will be established within 60 days of your Start Date, along with other factors deemed relevant by the Compensation Committee of the Board of Trustees, and will be awarded at the discretion of the Compensation Committee. The EVP short-term incentive plan does not constitute a promise of payment.

•
Participation in the EVP long-term incentive plan with an annual target award of $475,000 in restricted share grants. Per the plan, annual long-term incentive awards will be broken into two parts, each of which will be made in the first quarter of the following fiscal year (i) 40% of the award will be fixed based on the aggregate target amount of the award; and (ii) the balance of the award will be determined based on performance metrics set annually by the Compensation Committee, in its sole discretion. For the 2014 plan year, the number of restricted shares to be granted pursuant to the performance component of the annual award will be determined based on achievement of the following performance metrics for the two year period ending December 31, 2014.

Performance Metrics	Award Weighting	Threshold	Target	Stretch
Relative Annualized Shareholder Return vs. RMS	50%	-300 bps	0bps	+300 bps
Absolute Annualized Shareholder Return	50%	7.00%	10.00%	13.00%

Percent of Performance Portion of Award Earned		50%	100%	150%

If the performance level is between two of these identified levels of performance (i.e., between threshold and target or between target and stretch), the actual amount of the award that is earned will be “interpolated” using the two identified levels of performance. If performance falls below the threshold requirements, no award will be earned under this portion of the LTI Program.
Once awarded (upon achieving the performance metrics, if applicable), the long-term incentive award will be made in the form of restricted shares that vest annually in equal installments over a three-year period.
The number of shares awarded will be determined by dividing the dollar amount of the award by the closing price of our common shares on the New York Stock Exchange on the date of the grant.

Benefits:

•	Health, dental and life insurance coverage after completing two consecutive months of employment under the Company’s standard benefits program.

•	401(k) plan participation and Company match after completing one consecutive year of employment.

•	Four weeks accrued annual vacation, six days annual sick leave and two personal days in accordance with Company policy.
You will receive additional information with regard to the benefit programs upon your arrival.

Sign On:	$100,000 cash payment; and

Restricted Stock with an issue value of $200,000 will be granted on your Start Date, which will vest annually in equal installments, on each anniversary of your Start Date, over a three-year period.

Separation:	It is understood that you will be employed “at-will,” which means that either you or First Potomac Realty Trust, with or without cause or notice, may terminate your employment at any time.

Under certain circumstances, you will be eligible for severance benefits. The specific terms and conditions of the severance benefits for which you will be eligible are as set forth on Exhibit A hereto. Any entitlement to severance benefits is expressly contingent on you executing a general release (in a form provided by the Company) of any and all claims you might have arising from your employment and termination of employment.

Please acknowledge your acceptance of your employment by signing and returning this letter to my attention. This offer will expire seven business days (Sept. 23) from the date of this letter. Please retain a copy for your records.

Also, by signing below, you represent and warrant that you are free to enter into an employment relationship with us without breaching any other agreement or contract to which you are or may be bound, including any existing or previous employment agreement or non-competition agreement. Further, your employment is contingent on references and a satisfactory background investigation, for which you are expected to sign an authorization. You will be contacted for any additional information or concerns with the investigation.

We look forward to you joining our team. Please contact me if you have any questions.

Sincerely,

/s/Fadwa Hasan

Fadwa Hasan
Director, Human Resources

Accepted and Agreed to by:

/s/Samantha Gallagher	9/22/2014
Samantha Gallagher	Date

Exhibit A

STATEMENT OF
SEVERANCE BENEFITS

SECTION 1. DEFINITIONS
In addition to the terms defined elsewhere in this Statement of Severance Benefits of First Potomac Realty Trust (the “Company”), the following terms as used herein shall have the following meanings when used with initial Capital letters:
1.1     “Compensation Committee”. Means the Compensation Committee duly appointed from time to time by the Board of Trustees of the Company.
1.2    “Cause”. When used with respect to termination of employment shall mean:

(i)	indictment or conviction of or a plea of guilty or nolo contendere by the Senior Level Executive for the commission of a felony; or

(ii)	commission by the Senior Level Executive of one or more acts involving fraud or moral turpitude; or

(iii)	misappropriation by the Senior Level Executive of any assets of the Company; or

(iv)	misconduct by the Senior Level Executive which is materially injurious to the Company and/or its employees, officers and Trustees; or

(v)
fraud or willful misconduct by the Senior Level Executive that caused or otherwise contributed to the requirement for an accounting restatement of the Company’s financial statements due to noncompliance with any financial reporting requirement (other than a restatement due to a change in accounting rules).
1.3     “Change in Control” Shall mean the occurrence of any of the following events:
(i)     Any “person” (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided that a Change in Control shall not be deemed to occur as a result of the death of a shareholder, and a Change in Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another real estate investment trust and in which the shareholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such shareholders to more than 50% of all votes to which all shareholders of the parent real estate investment trust would be entitled in the election of trustees (without consideration of the rights of any class of stock to elect trustees by a separate class vote);
(ii)     The consummation of (i) a merger or consolidation of the Company with another real estate investment trust where the shareholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to more than 50% of all votes to which all shareholders of the surviving real estate investment trust would be entitled in the election of trustees (without consideration of the rights of any class of stock to elect trustees by a separate class vote), or where the members of the Board, immediately prior to the merger or consolidation, would not, immediately after the merger or consolidation, constitute a majority of the board of trustees of the surviving real estate investment trust, (ii) a sale or other disposition of all or substantially all of the assets of the Company, or (iii) a liquidation or dissolution of the Company; or
(iii)    After the effective date that the Senior Level Executive commences his employment with the Company, trustees are elected such that a majority of the members of the Board shall have been members of the Board for less than two years, unless the election or nomination for election of each new trustee who was not a trustee at the beginning of such two-year period was approved by a vote of at least two-thirds of the trustees then still in office who were trustees at the beginning of such period.
Notwithstanding the foregoing, to the extent that (i) any payment under this Statement of Severance Benefits is payable solely upon or following the occurrence of a Change in Control and (ii) such payment is treated as “deferred compensation” for purposes of Code Section 409A, a Change in Control shall mean a “change in the ownership of the Company,” a “change in the effective control of the Company,” or a “change in the ownership of a substantial portion of the assets of the Company” as such terms are defined in Section 1.409A-3(i)(5) of the Treasury Regulations.
1.4     “Code” means the Internal Revenue Code of 1986, as amended from time to time, together with rules, regulations, and interpretations thereunder. Reference to particular sections of the Code shall include any successor provisions.
1.5     “Disability” means the disability of the Senior Level Executive with “disability” having the same meaning as “disabled” under Code Section 409A(a)(2)(C) and the Treasury Regulations promulgated thereunder and the Senior Level Executive being determined to be either totally disabled by the Social Security Administration, or disabled in accordance with a disability insurance program of the Company as determined by the insurance provider or plan administrator in accordance with Code Section 409A(a)(2)(C) and the Treasury Regulations promulgated thereunder.
1.6     “Good Reason” means the occurrence of any of the following events or conditions, which the Senior Level Executive notifies the Company of within ninety (90) days of the initial occurrence of such event, unless the Senior Level Executive has expressly consented in writing thereto (with explicit reference to this definition) or unless the event is cured by the Company within thirty (30) days after receipt of notice hereof given by Senior Level Executive (the “Cure Period”).

(i)	any material reduction in Senior Level Executive’s base salary;

(ii)
any relocation of the Company’s headquarters or Senior Level Executive’s primary employment location from the Washington, DC metropolitan area or more than 50 miles from the Company’s current headquarters in Bethesda, Maryland; or

(iii)	any material reduction of Senior Level Executive’s duties from those identified at the commencement of Senior Level Executive’s employment with the Company.
For the avoidance of doubt, a Senior Level Executive must terminate employment with the Company within thirty (30) days following the expiration of the Cure Period in order for such termination to be considered due to “Good Reason.”
1.7     “Retirement” means the voluntary resignation with at least 60 days’ notice at or after the age of 58.

1.8     “Securities Act” means the Securities Act of 1933, as amended.
1.9    “Senior Level Executive” shall mean Ms. Samantha Gallagher.
1.10    “Separation from Service” shall mean the Senior Level Executive’s cessation of services to the Company and/or its subsidiaries or affiliates. For purposes of this Severance Policy, the Senior Level Executive is treated as continuing in employment with the Company while the Senior Level Executive is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months, or if longer, so long as the Senior Level Executive retains a right to reemployment with the Company under an applicable statute or by contract. A leave of absence shall constitute a bona fide leave of absence only if there is a reasonable expectation the Senior Level Executive will return to perform services for the Company following such leave. If the period of leave exceeds six (6) months and the Senior Level Executive does not retain a right to reemployment under an applicable statute or by contract, the Senior Level Executive will be deemed to have a Separation from Service on the first date immediately following such six (6) month period. Notwithstanding the foregoing, if (i) a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months and (ii) such impairment causes the Senior Level Executive to be unable to perform the duties of his position of employment or any substantially similar position of employment, then a twenty-nine (29) month period of absence shall be substituted for the six (6) month period described above. For purposes of this Severance Policy, the Senior Level Executive shall be deemed to have experienced a Separation from Service on any date the Senior Level Executive’s level of bona fide services performed for the Company decreases to a level equal to twenty percent

(20%) or less of the average level of services rendered by the Senior Level Executive during the thirty-six (36) month period ending on such date or the full period of services rendered by the Senior Level Executive for the Company if the Senior Level Executive has been providing services to the Company for less than thirty-six (36) months as of such date. Whether a Separation from Service has occurred will be determined in accordance with Treasury Regulation 1.409A-1(h), or any successor thereto. For the avoidance of doubt, for purposes of any provision of this Severance Policy, references to a “separation,” “termination,” “termination of employment” or like terms shall mean “Separation from Service.”
1.12 “Vest”, “Vested”, or “Vesting” has the meaning set forth in the Senior Level Executive’s stock option agreement or award, Equity Compensation Plan or similar agreement, or instrument, if applicable.
1.13 “Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of this Statement of Severance Benefits. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.
SECTION 2. SEVERANCE PAY UPON TERMINATION OF EMPLOYMENT
2.1    Voluntary Termination. In the event of a Voluntary Termination, which shall be a termination for any reason other than Cause, Change in Control, Good Reason, Retirement, Disability, or Death (“Voluntary Termination”), by the Senior Level Executive the Senior Level Executive shall not be entitled to any severance pay or other benefits provided hereunder. Additionally, all unvested stock options and shares shall be forfeited upon such Voluntary Termination. The Senior Level Executive shall have one (1) year from his termination date to exercise all vested stock options (subject to the ten (10) year expiration from the date of issue or other exercise limitations regarding the applicable award).
2.2    Termination Due To Retirement. In the event that Senior Level Executive’s employment terminates due to Retirement, the Senior Level Executive shall not be entitled to any severance pay or other benefits provided hereunder upon such Retirement under this Severance Policy. The Senior Level Executive shall have one (1) year from his retirement date to exercise all vested stock options (subject to the ten (10) year expiration from the date of issue or other exercise limitations regarding the applicable award). The Senior Level Executive shall receive accelerated vesting of his outstanding unvested non-performance shares and options in the event of a termination due to Retirement as follows:
a.    after age 58 but before age 62, 50% acceleration of unvested non-performance shares and options;
b.    after age 62 but before age 65, 75% acceleration of unvested non-performance shares and options;
c.    after age 65, 100% acceleration of unvested non-performance shares and options.
In the case of (a) or (b) above the specific shares to be vested out of the pool of the Senior Level Executive’s unvested shares will be at the Company’s discretion.
2.3    Termination Due To Accidental Or Natural Death. In the event that Senior Level Executive’s employment is terminated due to Senior Level Executive’s death, his estate shall receive base salary through the end of the month in which the death occurs. The

Senior Level Executive (through his beneficiary) shall receive accelerated vesting of his unvested non-performance shares and options, and shall have one (1) year from his date of death to exercise his vested options (subject to the 10 year expiration from date of issue or other exercise limitations regarding the applicable award). Senior Level Executive’s eligible beneficiaries shall also be entitled to receive an additional lump sum death benefit payment of $15,000 payable within 60 days of the Senior Level Executive’s death.
2.4    Termination and/or the Inability to Perform Material Duties Due To Disability. In the event of a termination and/or the inability to perform material and essential duties due to Disability, in accordance with the Company policy, the Senior Level Executive shall be eligible to receive salary replacement through the Company’s Long Term Disability program, subject to eligibility requirements by the insurance carrier or administrator of such program and in accordance with Code Section 409A, to the extent applicable. The Senior Level Executive shall be eligible to receive accelerated vesting of his unvested non-performance shares and options, and shall have one (1) year from the date of his disability to exercise his vested options (subject to the 10 year expiration date from date of issue or other exercise limitations regarding the applicable award). Senior Level Executive’s eligible beneficiaries shall also be entitled to receive an additional lump sum disability benefit payment of $15,000 payable within 60 days of the Senior Level Executive’s Disability.
2.5    Termination For Cause. In the event of a Termination for Cause, the Senior Level Executive shall not be entitled to any severance pay or other benefits provided hereunder. The Senior Level Executive’s unvested shares and options shall be forfeited upon such termination and the right to exercise vested options shall terminate upon the termination for Cause.

2.6    Termination Without Cause. In the event of a termination without Cause, Senior Level Executive shall be entitled to receive (i) a lump sum payment equal to 1x the Senior Level Executive’s highest annual base salary and the average annual bonus earned by him in the prior three (3) year period (or the period of Senior Level Executive’s employment, if less than three (3) years); provided, however, that if the period of Senior Level Executive’s employment is less than one (1) year, then, with respect to the bonus component, rather than the average annual bonus earned, such amount shall be the highest annual bonus for which Senior Level Executive was eligible to receive and (ii) an additional lump sum payment equal to $15,000. Such payments shall be made on the 30th day following the Senior Level Executive’s Separation from Service (the “Severance Commencement Date”). Additionally, Senior Level Executive’s outstanding unvested non-performance shares and options shall be accelerated. The Senior Level Executive shall have one (1) year from the date of his termination to exercise all vested stock options (subject to the ten (10) year expiration from the date of issue or other exercise limitations regarding the applicable award). Lastly, in the event of termination without Cause, Senior Level Executive shall be eligible for reasonable outplacement assistance for a period of up to one (1) year as determined by the Company in its sole discretion.
2.7    Termination for Good Reason by Senior Level Executive. In the event Senior Level Executive resigns for Good Reason, he shall be entitled to receive (i) a lump sum payment of 1x the Senior Level Executive’s highest annual base salary and an amount equal to the average annual bonus earned by him in the prior three (3) year period (or the period of Senior Level Executive’s employment, if less than three (3) years); provided, however, that if the period of Senior Level Executive’s employment is less than one (1) year, then, with respect to the bonus component, rather than the average annual bonus earned, such amount shall be the highest annual bonus for which Senior Level Executive was eligible to receive and (ii) an additional lump sum payment equal to $15,000. Such payments shall be made on the Severance Commencement Date. The Senior Level Executive’s outstanding unvested non-performance shares and options shall be accelerated, and the Senior Level Executive shall have one (1) year from his termination date to exercise all vested stock options (subject to the ten (10) year expiration from the date of issue or other exercise limitations regarding the applicable award).
2.8    Termination Following a Change in Control. For certain terminations following a Change in Control, in order to receive enhanced severance, a double trigger shall apply such that the first trigger being that a Change in Control shall have occurred and the second trigger being that the Senior Level Executive’s employment must be terminated by the Company without Cause or the Senior Level Executive must terminate employment due to Good Reason upon or within 12 months of the closing date of the Change in Control itself (the “Change in Control Severance Period”), must both occur for the Senior Level Executive to be eligible for any enhanced severance under this Severance Policy.
In the event the Senior Level Executive’s employment is terminated by the Company without Cause or the Senior Level Executive terminates employment due to Good Reason during the Change in Control Severance Period, the Senior Level Executive shall be entitled to receive (i) a lump sum payment of 2x the Senior Level Executive’s highest annual base salary and an amount equivalent to 2x the average annual bonus earned by him in the prior three (3) year period (or the period of Senior Level Executive’s employment, if less than three (3) years); provided, however, that if the period of Senior Level Executive’s employment is less than one (1) year, then, with respect to the bonus component, rather than the average annual bonus earned, such amount shall be an amount equivalent to 2x the highest annual bonus for which Senior Level Executive was eligible to receive and (ii) an additional lump sum payment equal to $22,500. Such payments shall be made on the Severance Commencement Date. The Senior Level Executive’s outstanding unvested non-performance shares and options shall be accelerated. The Senior Level Executive shall have one (1) year from his termination date to exercise all vested stock options (subject to the ten (10) year expiration from the date of issue or other exercise limitations regarding the applicable award). Lastly, in the event a termination without Cause or due to Good Reason occurs during the Change in Control Severance Period, the Senior Level Executive shall be eligible for reasonable outplacement assistance for a period of up to one (1) year as determined by the Company in its sole discretion.
In the event that an excise tax is imposed by the Code as a result of severance payment received from a termination due to a Change in Control, the Company shall not gross up such payments to the Senior Level Executive for the amount of the excise tax nor any other amount of income and other taxes due as a result of any gross up payment.

SECTION 3. NO RIGHT TO CONTINUED EMPLOYMENT
Nothing contained herein shall confer upon the Senior Level Executive any right to continue in the employ of the Company or shall interfere with or restrict in any way the rights of the Company, which are reserved, to discharge Senior Level Executive at any time for any reason whatsoever, with or without cause.

SECTION 4. AMERICAN JOBS CREATION ACT
The severance benefits described herein are intended to be exempt from or comply with the provisions of Section 409A of the Code, as enacted by the American Jobs Creation Act of 2004, as well as any regulations or other guidance issued by the Secretary of Treasury and the Internal Revenue Service (“Section 409A”) and, to the extent such section or regulations apply, the provisions hereof shall be construed and administered accordingly. It is intended that (i) each payment or installment of payments provided hereunder is a separate “payment” for purposes of Section 409A and (ii) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A including those exceptions provided under Treasury Regulations 1.409A-1(b)(4) (regarding short-term deferrals), 1.409A-1(b)(9)(iii) (regarding the two-times, two year exception), and 1.409A-1(b)(9)(v) (regarding reimbursements and other separation pay). Notwithstanding anything to the contrary herein , if the Company determines (i) that on the date of a Senior Level Executive’s Separation from Service or at such other time that the Company determines to be relevant, the Senior Level Executive is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company and (ii) that any payments to be provided to the Senior Level Executive pursuant to this Severance Policy are or may become subject to the additional tax under Code Section 409A(a)(1)(B) or any other taxes or penalties imposed under Section 409A (“Section 409A Taxes”) if provided at the time otherwise required hereunder, then such payments shall be delayed until the date that is six (6) months after the date of the Senior Level Executive’s Separation from Service with the Company, or if earlier, the Senior Level Executive’s death. Any payments delayed pursuant to this Section 4 shall be made in a lump sum on the first day of the seventh month following the Senior Level Executive’s Separation from Service or, if earlier, the Senior Level Executive’s death.
Notwithstanding any other provision hereof to the contrary, in no event shall any payment hereunder that constitutes “deferred compensation” for purposes of Section 409A and the Treasury Regulations promulgated thereunder be subject to offset (excluding any forfeiture of severance hereunder) by any other amount unless otherwise permitted by Section 409A.

SECTION 5. RELEASE AND WAIVER OF CLAIMS
In order to receive any severance hereunder, or to continue to receive such severance, the Senior Level Executive must execute and submit to the Company a signed, enforceable release and waiver (the “Release”) of all claims arising out of Senior Level Executive’s employment or termination of employment (other than compensation earned and accrued through the date of termination of employment), and any applicable revocation period shall have expired prior to the Severance Commencement Date. Said Release shall be in a form acceptable to the Company and the Senior Level Executive, and such Release shall be provided to the Senior Level Executive within three (3) business days of the date of the Senior Level Executive’s Separation from Service.